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                                                                   Exhibit 10.17

                                      LEASE

BETWEEN:

      ZONA FRANCA ROMANA, S.A., a commercial corporation organized in conformity with the laws of the Dominican Republic, with its domicile and social seat established in La Romana, Municipality and Province of the same name, Dominican Republic, Corporation this, which is represented by its vice-president, Eng. Eduardo Martinez-Lima, dominican, old in age, married, an entrepreneur, domiciled and resident in the City of La Romana, Municipality and Province of the same name, Dominican Republic, bearer of the Personal Identification Card Number 67791, Series 26, with capable seal, Corporation hereinafter referred to as LA ARRENDADORA.

      COSTURA DOMINICANA, INC., a corporation duly constituted in conformity with the laws of the State of Delaware, United States of America, with its social seat at 531 South Main Street, Greenville, South Carolina, 29602, which is represented by David E. Uren, a citizen of the United States of America, old in age, married, an entrepreneur, domiciled and resident at Greenville, South Carolina, United States of America, bearer of the Northamerican Passport No. 043061499, and acting as vice-president of Finance, hereinafter referred to as LA ARRENDATARIA.

      ATTENDED: That ZONA FRANCA ROMANA, S.A. subscribed a contract with the Dominican State on August 11th, 1986, in virtue of which, the Dominican State granted the necessary faculties to operate and administrate the La Romana Industrial Free Zone II, established by Decree No. 700-86, dated August 8th, 1986.

      ATTENDED: that LA ARRENDADORA, within the ground plot where the La Romana Industrial Free Zone is located, which have been fully described in Decree No. 700-86, will build the following immovable:

            "A building with a steel structure, luzinc ceiling and reinforced concrete columns, block walls and aluminum windows, with a construction area of Forty Thousand Square Foot (40,000 P2) equivalent to Three Thousand Seven Hundred and Seventeen point Forty Eight Square Meters (3,717.48 M2), which plans, duly signed by both parties are annexed to the present contract. The building is situated in ground plots No. 6 and 7 of the La Romana II Industrial Free Zone General Plan, ground plot that have an extension of Sixty One Thousand Four Hundred and Sixty One point Twelve Square Feet (61,461.12 P2), equivalent to Five Thousand Seven Hundred and Twelve Square Meters (5,712 M2)."

      The building is equipped as follow: (a) Sanitary installation that comprehends 48 toilets and 48 lavatories; (b) an office in a total area of Two Thousand Square Feet (2,000 P2).

      THEREFORE: In the understanding that the former preamble is part of the present contract.
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                     THE PARTIES HAVE AGREED THE FOLLOWING:

      FIRST: LA ARRENDADORA agrees in renting to LA ARRENDATARIA, who will examine it at the time of the turnover of the formerly described immovable, under the terms and conditions that follow:

      TERM: The present contract will last eight (8) years, term that will be divided up into three (3) periods, a first period of one (1) year; a second period of three (3) years; and a third period of four (4) years, term that will begin on April 1st, 1996.

      SECOND: 1st rent period: Amount - The price of this rent has been agreed to be of an amount of Twenty Five Dollars Cents (US$ 0.25) per construction square foot (P2), per month, payable in National Currency (RD$) at the official exchange rate, assigned to the Industrial Free Zones, and established by the Central Bank of the Dominican Republic at that time, for the first period of One
(1) year; and the amount of (US$ 0.27) per construction square foot (P2), per month, payable in National Currency (RD$) at the official exchange rate, assigned to the Industrial Free Zones, and established by the Central Bank of the Dominican Republic at that time, for the second period of Three (3) years; and the amount (US$ 0.29) per construction square foot (P2), per month, payable in National Currency (RD$) at the official exchange rate, assigned to the Industrial Free Zones, and established by the Central Bank of the Dominican Republic at that time, for the third period of Four (4) years.

      PAYMENT: LA ARRENDATARIA will pay the agreed price on monthly payments, due on the 1st day of each month starting with the date in which the present contract becomes effective. LA ARRENDATARIA will pay interest in the event that the payment get behind the due date, at a monthly interest rate equal to the interest rate of Dominican Republic Commercial Banks, plus service charges..

      INSURANCE: It is understood between the parties that during the inforce of the present contract, LA ARRENDATARIA obliges itself to obtain and maintain: a) An Insurance Policy of an Insurance Company acceptable to LA ARRENDADORA which covers the building for damages resulting from cyclone, earthquake, floods, etc., for an amount not less than Two Million Pesos 00/100 (RD$ 2,000,000.00). This amount will be reviewed in order to adjust it to the replacement cost, from time to time, in conformity to the periodic evaluations realized by the Engineering Department of Central Romana Corporation, b) An Insurance Policy that covers the civil responsibility of LA ARRENDADORA and/or LA ARRENDATARIA for the damages caused to third parties due to accidents or any other cause in the rented immovable. Such policy shall be of an amount of Two Hundred Thousand Pesos (RD$ 200,000.00) in relations to the accidents that can occur to any person or their properties and Two Hundred Thousand Pesos (RD$ 200,000.00) for any accident or catastrophe that could overcome and affect more than one person or their properties.

      This policy shall contain an irrevocable endorsement in favor of LA ARRENDADORA.

      THIRD: Use of the Immovable -- The immovable hereby rented will only and exclusively be used for the installation and functioning of any industry that previously obtains the approval of


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the Consejo Nacional de Zonas Francas de Exportacion, created by Law No. 8-90, dated January 15th, 1990 and in conformity with the proceedings established in the same one, on the correspondent category.

      FOURTH: Alterations -- LA ARRENDATARIA will not be able to realize any alterations or substantial modifications in the rented building without the previous written consent of LA ARRENDADORA.

      Likewise, LA ARRENDATARIA compromises itself so that in case of any alterations or modifications of the rented building, it will fulfill the laws, decrees, and regulations, both nationals and municipals that rule the matter.

      It is also understood that in case LA ARRENDATARIA orders or carries out any repairs, alterations, change or improvement of the rented immovable, once obtained the authorization from LA ARRENDADORA, this one will in no way be responsible for the payment of materials provided or for the labor employed in the formerly mentioned works.

      LA ARRENDATARIA will have the right to withdraw, at the term of the contract, the equipment and improvements installed, with the purpose of leaving the immovable in the same way that was received, except the depreciation as a result of normal use of such place.

      FIFTH: Repairs and Maintenance -- LA ARRENDATARIA will maintain in good state and at its own expenses the rented building, making all gross and minor repairs that are necessary for such purposes, as well as all operations required for its maintenance in order to preserve such building and its annex in good state. For such purpose, LA ARRENDATARIA will have on its behalf and without this enumeration being a limit:

      a)    The interior and exterior painting of the immovable;

      b)    The ceiling filtrations that could appear;

      c) The repair of floors/ceilings/doors/windows/sanitary or electrical installations.

      It is understood, however, that LA ARRENDATARIA will not be responsible for repairs resulting from damages that occurred or structural defects in the rented local.

      LA ARRENDATARIA will not have the authorization to realize any act or contract that could create or serve as a source for any mortgage or privilege upon the rented immovable and/or its improvements or upon any other assets belonging to the patrimony of LA ARRENDADORA.

      If due to any act or omission of LA ARRENDATARIA, any claim or action is attempted against LA ARRENDADORA, or any assessment is recorded upon the rented immovable or upon any other assets belonging to LA ARRENDADORA, LA ARRENDATARIA shall at its own expense, take the necessary precautions so that such claims or actions are withdrawn and such assessments canceled, or grant LA ARRENDADORA an Insurance Policy that covers this last one against risks resulting from such claims, actions or assets.


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      In case that, due to the formerly indicated motives, LA ARRENDADORA suffered any prejudice, LA ARRENDATARIA shall indemnify for all costs, damages and prejudices that LA ARRENDADORA has suffered, including the necessary amounts to reimburse the judicial expenses and reasonable attorney's fees in which this one has incurred.

      SIXTH: Total or Partial Destruction -- In case that the rented building is totally or partially destroyed, any of which were the reasons of the sinister, LA ARRENDATARIA shall immediately inform LA ARRENDADORA so this one can present the corresponding claim to the underwriters. When a sinister of this type occurred, LA ARRENDADORA will have the right to decide between repairing the building or rescinding the contract. In this last eventuality, LA ARRENDATARIA will not be indebted to pay any more rent than the fraction corresponding to the time used and effective enjoyment of the immovable.

      If total or partial destruction of the immovable should be due to a fault or negligence of LA ARRENDATARIA, this last one should be responsible for the damages caused, in the way that these are not covered by the insurance.

      SEVENTH: Immovable Inspection -- LA ARRENDATARIA obliges itself to permit the access of LA ARRENDADORA and/or any of its functionaries and agents from time to time, in the rented building, with the purpose of realizing the inspection and verifying that the use adapts to the laws and regulations, as well as to the terms and conditions in the present contract.

      EIGHTH: Bankruptcy of LA ARRENDATARIA -- LA ARRENDATARIA compromises itself to inform LA ARRENDADORA of any claim, trial judicial act or solicitude of agreement attempt.

      At that moment, LA ARRENDADORA will be able to declare to its own discretion, that the contract be rescinded, without this having to affect its rights of reclaiming the total amount owed by LA ARRENDATARIA, nor its right to intervene in the bankruptcy procedure.

      NINTH: Utilities: Water, Electricity, Trash Removal, Cleaning and Evacuation of Sewers, Insurance Premium Payment -- The water, electricity, trash removal, cleaning of green areas and sewer system including the septic and well services will be on behalf of LA ARRENDATARIA who will contract them by means of the public or private entities with the inforce rates.

      In case that LA ARRENDATARIA did not pay all or any of such services or the insurance premium, according to the terms of this contract, in the established dates, the owed amounts will be immediately demanded by LA ARRENDADORA with the interests calculated on an annual basis of Twelve Percent (12%) per month or fraction of the month delayed.

      In case that a law, decree, ordinance or any legal act or regulation transfers the services to which the present article refers, to any public or private entity the obligation of supplying LA ARRENDATARIA with the formerly mentioned services, will automatically cease for LA ARRENDADORA.


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      TENTH: Nonfulfillment -- The Nonfulfillment from LA ARRENDATARIA of any of the clauses and conditions of this contract will lead to the rescission of the same one as a matter of law and after twenty (20) days of a written notification by LA ARRENDADORA to LA ARRENDATARIA, if within the formerly mentioned term, the Nonfulfillment has not been amended by LA ARRENDATARIA.

      In this case, LA ARRENDADORA will again take possession of the rented immovable with no need of a judicial procedure or any type of indemnification, twenty (20) days after a notification to vacate the place. Upon any eventuality, LA ARRENDADORA reserves the right of reclaiming through the corresponding via the total amount of the rent stipulated in the Second Article of the present contract.

      ELEVENTH: Contract Termination -- The parties agree that the present contract cannot be renewed by an extension of lease term by operation of law.

      In case the contract is not renewed, LA ARRENDATARIA shall turnover the rented building to LA ARRENDADORA previous inspection of it within twenty (20) days term after a simple notice has been made as a request of LA ARRENDADORA.

      TWELFTH: Court of Jurisdiction -- For all purposes and consequences of the present contract, the parties select their domiciles to be as follow: LA ARRENDADORA in its main offices in Dominican Republic located at Batey Principal of Central Romana in the City of La Romana and LA ARRENDATARIA In the rented immovable object of this contract.

      The parties also agree that, in case of any lawsuits or differences between them, in what respects the present contract, they will submit the same one to the Dominican Courts, resigning previously to any other courts that for any cause could be empowered of such lawsuits or differences. Likewise, they agree that all which is not foreseen in this contract will be ruled by the laws of the Dominican Republic and specially by what is prescribed by Law No. 8-90, dated January 15, 1990 and Decree No. 700-86 dated August 8th, 1986 that created the La Romana Industrial Free Zone II.

      THIRTEENTH: Insurance Policy Turnover -- LA ARRENDATARIA promises to deliver to LA ARRENDADORA, within the sixth (60) days that follow the signatory of the present contract, the Certificates and Insurance Policies that point out LA ARRENDADORA as the beneficiary of the Insurance Contracts subscribed in conformity with the dispositions of the present contract.

      FOURTEENTH: Contract Cession -- It is expressly convened that LA ARRENDADORA will be able to cede its rights in virtue of the present contract.

      Likewise, it is agreed that LA ARRENDATARIA cannot cede its rights owned in virtue of the present contract nor sublease totally or partially the rented immovable, without the previous written consent of LA ARRENDADORA. Such consent, however, will not be denied in an arbitrary or capricious way, but due to fair reasons.


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      Done and signed in two originals, one for each one of the parties, originals which are composed of _____ (___) pages, all which have been duly signed (initialized) by the parties, in La Romana, Dominican Republic, on the __________ (___) day of the month of _____________ of the year One Thousand Nine Hundred ________ (___).

By:   ZONA FRANCA ROMANA, S.A.
      LA ARRENDADORA


             (Signature)
---------------------------------------
Eng. Eduardo Martines-Lima
Vice-president


By:   COSTURA DOMINICANA, INC.
      LA ARRENDATARIA


             (Signature)
---------------------------------------
Mr. David E. Uren
Vice-president of Finance


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